Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. ANNOUNCES
CHANGE IN BOARD OF DIRECTORS
LAUREL, Miss. (August 25, 2006) — Sanderson Farms, Inc. (NASDAQ: SAFM) announced today that Donald W. Zacharias will retire from his position on the Sanderson Farms Board of Directors at the end of his current term, which will expire at the 2007 Annual Meeting of Shareholders. Dr. Zacharias has been a member of the Company’s Board of Directors since 1988. Dr. Zacharias served as President of Mississippi State University from 1985 until his retirement in December 1997, when he became President Emeritus.
     “We want to recognize and thank Donald Zacharias for his many years of outstanding service to the Company,” commented Joe F. Sanderson, chief executive officer and chairman of Sanderson Farms. “Dr. Zacharias has been a great friend and a valued advisor to Sanderson Farms for many years. He is a very well respected education leader in Mississippi and his counsel as a member of our board has been invaluable. He made many important contributions to the growth and success of the Company over the past 18 years as Sanderson Farms has become one of the top five poultry producers in the country. We will miss him greatly, but wish Dr. Zacharias and his family the very best in his retirement.”
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2005 Annual Report on Form 10-K.

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